Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195596 and 333-195598) of OUTFRONT Media Inc. of our report dated June 19, 2014, except for the reportable segment discussed in Note 18 and for the effects of the cash flow revision discussed in Note 2 as to which the date is December 22, 2014 relating to the financial statements of the Outdoor Advertising business of Van Wagner Communications, LLC, which appears in this Current Report on Form 8-K of OUTFRONT Media Inc.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 18, 2015